                      SECURITIES AND EXCHANGE COMMISSION
                            Washington D.C.  20549



                                  FORM 8-K\A

                                CURRENT REPORT


                       Pursuant to Section 13 or 15(d)
                    of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):  JUNE 12, 1996



                               CORESTAFF, INC.
- --------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)


                                   DELAWARE
             ----------------------------------------------------
                         (State or other jurisdiction
                              of incorporation)


              0-26970                                                                76-0407849
- ----------------------------------                                  --------------------------------------------
            (Commission                                                      (IRS Employer I.D. Number)
           File Number)



         4400 POST OAK PARKWAY, SUITE 1130
                   HOUSTON, TEXAS                                                          77027-3413
- ----------------------------------------------                                  --------------------------------
      (Address of principal executive offices)                                              (Zip Code)




                                (713) 961-3633
                       -------------------------------
                       (Registrant's telephone number,
                             including area code)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

         On June 12, 1996, pursuant to terms of the Stock Purchase Agreement (the "Agreement") by and among COREStaff, Inc. ("COREStaff"), Data Aid, Inc. ("Data Aid"), and Richard L. Reid, Jerry L. Chafin and Jimmy H. Wyrosdick (the "Data Aid Stockholders"), COREStaff purchased all of the issued and outstanding capital stock of Data Aid for $18.9 million in cash and the assumption of certain liabilities. The Data Aid Stockholders may also receive contingent payments of up to $7.3 million based on the increase in earnings before interest and taxes, as defined in the Agreement. The purchase price for Data Aid was determined as a result of direct negotiations with the Data Aid Stockholders.

         Data Aid provides information technology services through three principal offices located in Birmingham and Montgomery, Alabama and Atlanta, Georgia. Data Aid is now a wholly-owned subsidiary of COREStaff.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (a)  Financial Statements of Business Acquired

              Report of Independent Auditors
              Balance Sheets as of February 29, 1996 and May 31, 1996
                (Unaudited)
              Statements of Income and Retained Earnings for the Year Ended
                February 29, 1996 and the three months ended May 31, 1996 and 1995 (Unaudited)
              Statements of Cash Flows for the Year Ended February 29, 1996 and
                the three months ended May 31, 1996 and 1995 (Unaudited)
              Notes to Financial Statements (including notes to unaudited interim periods)

         (b)  Pro Forma Financial Information


              Pro Forma Condensed Consolidated Statement of Operations
                 (Unaudited) for the Year Ended December 31, 1995
              Pro Forma Condensed Consolidated Statement of Operations
                 (Unaudited) for the Six Months Ended June 30, 1996
              Notes to Unaudited Pro Forma Condensed Consolidated Financial
                Statements


         (c)  Exhibits


              10.1* Stock Purchase Agreement dated June 12, 1996, by and among COREStaff, Inc., Data Aid, Inc., Richard L. Reid, Jerry L. Chafin and Jimmy H. Wyrosdick


              23.1     Consent of Arthur Leadingham & Company

____________________________________

         * Previously filed.

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors
Data Aid, Inc.

         We have audited the accompanying balance sheet of Data Aid, Inc. as of February 29, 1996, and the related statements of income, retained earnings, and cash flows for the year then ended. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Data Aid, Inc. as of February 29, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.





                                        ARTHUR LEADINGHAM & COMPANY

Montgomery, Alabama
April 23, 1996

                                 DATA AID, INC.

                                 BALANCE SHEETS
                             (dollars in thousands)


                                                                       February 29,              May 31,
                                                                          1996                    1996
                                                                     ------------------    -----------------
                                                                                              (Unaudited)
                     ASSETS
Current Assets:
   Cash and cash equivalents                                         $            202       $        2,138
   Accounts receivable                                                          2,731                1,211
   Unbilled receivables                                                         1,774                1,858
   Other                                                                            6                   18
                                                                     ----------------       --------------
      Total Current Assets                                                      4,713                5,225
                                                                     ----------------       --------------
Property, Plant and Equipment, at cost, net of
   accumulated depreciation of $441 and $472                                      452                  446
Other Assets                                                                       19                    3
                                                                     ----------------       --------------
Total Assets                                                         $          5,184       $        5,674
                                                                     ================       ==============

              LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
   Short-term notes payable                                          $          1,300       $        1,300
   Current portion of capital lease obligations                                    22                   22
   Accrued liabilities                                                          1,246                1,763
   Retirement plan payable                                                        274                  128
   Dividends payable                                                               75                   --
   Income taxes payable                                                           708                  182
   Deferred income taxes                                                            2                    2
                                                                     ----------------       --------------
      Total Current Liabilities                                                 3,627                3,397
                                                                     ----------------       --------------
Capital Lease Obligations, net of current portion                                  31                   26
Loans from Stockholders                                                           240                  643
Deferred Income Taxes                                                               8                    8
Stockholders' Equity:
   Common stock - par value $1.00, 1,000 shares
      authorized, 600 shares issued and outstanding                                 1                    1
   Capital surplus                                                                 16                   16
   Retained earnings                                                            1,261                1,583
                                                                     ----------------       --------------
      Total Stockholders' Equity                                                1,278                1,600
                                                                     ----------------       --------------
Total Liabilities and Stockholders' Equity                           $          5,184       $        5,674
                                                                     ================       ==============





                       See notes to financial statements.

                                 DATA AID, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS
                                 (in thousands)


                                                                                      Three Months Ended
                                                                  Year Ended                May 31,
                                                                 February 29,     ---------------------------
                                                                     1996             1996           1995
                                                               ----------------   ------------   ------------
                                                                                          (Unaudited)
Revenues from Services                                           $       20,410   $       5,482   $     3,652
Cost of Services                                                         14,961           3,721         2,580
                                                                 --------------   -------------   ------------
Gross Profit                                                              5,449           1,761         1,072
Costs and Expenses:
   Selling, general and administrative                                    4,480           1,301           612
   Depreciation and amortization                                            115              30            27
                                                                 --------------   -------------  ------------
                                                                          4,595           1,331           639
                                                                 --------------   -------------  ------------
Operating Income                                                            854             430           433
Other Income (Expense):
   Interest expense                                                         (53)            (42)           (8)
   Other, net                                                                28             116             6
                                                                 --------------   -------------  ------------
                                                                            (25)             74            (2)
                                                                 --------------   -------------  ------------
Income Before Income Taxes                                                  829             504           431
Provision for Income Taxes                                                  326             182           169
                                                                 --------------   -------------  ------------
Net Income                                                                  503             322           262
Retained Earnings, Beginning of Period                                      833           1,261           833
Dividends Paid                                                              (75)             --            --
                                                                 --------------   -------------  ------------
Retained Earnings, End of Period                                 $        1,261   $       1,583  $      1,095
                                                                 ==============   =============  ============





                       See notes to financial statements.

                                 DATA AID, INC.

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                                          Three Months Ended
                                                                     Year Ended                May 31,
                                                                    February 29,      ------------------------
                                                                        1996              1996         1995
                                                                 ------------------   -----------  -----------
                                                                                             (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net Income                                                      $          503    $       322   $     262
    Adjustments to reconcile net income to net cash
       provided by (used in) operating activities:
       Depreciation and amortization                                           115             30          27
       Loss on sale of fixed assets                                              2             --          --
       Changes in assets and liabilities:
         Accounts receivable                                                (2,051)         1,521        (457)
         Unbilled receivables                                                 (678)           (83)        897
         Other receivables                                                      19            (13)          1
         Loan receivable - ABL Associates                                       (8)            17         (10)
         Income tax receivable                                                   6             --           6
         Accounts payable                                                       (8)            --          (8)
         Retirement plan payable                                                94           (146)       (130)
         Accrued operating expenses                                            820            739         (39)
         Accrued liabilities                                                   262           (222)         24
         Income taxes payable                                                  702           (526)        169
         Deferred income taxes                                                (393)            --          --
                                                                     -------------     -----------  ---------
            Net cash provided by (used in) operating activities               (615)         1,639         742
                                                                     -------------     -----------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Capital expenditures                                                      (218)           (25)        (13)
    Proceeds from sale of fixed assets                                          20             --          --
    Payments for equipment under capital lease obligations                      (7)            (5)         --
    Other                                                                       (2)            (1)         --
                                                                     -------------     ----------   ---------
       Net cash used in investing activities                                  (207)           (31)        (13)
                                                                     -------------     ----------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net borrowings on short-term note arrangements                             800             --        (230)
    Net borrowings from stockholders                                           144            403         102
    Dividends paid to stockholders                                              --            (75)         --
                                                                     --------------    ----------   ---------
       Net cash provided by (used in) financing activities                     944            328        (128)
                                                                    --------------    -----------   ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                      122          1,936         601
CASH AND CASH EQUIVALENTS AT BEGINNING
    OF PERIOD                                                                   80            202          80
                                                                    --------------    -----------   ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                          $          202    $     2,138   $     681
                                                                    ==============    ===========   =========
Cash paid during the period for:
    Interest (net of capitalized amount)                            $           27    $        42   $       8
    Income taxes                                                    $           17    $       705   $       6




                       See notes to financial statements.

                                 DATA AID, INC.

                         NOTES TO FINANCIAL STATEMENTS
                 (including notes to unaudited interim periods)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Nature of Operations

    The Company provides information technology services for various industries. The Company's services are sold through offices located in Alabama, Georgia, Missouri and Texas.

    Cash and Cash Equivalents

    All short-term debt securities purchased with a maturity of three months or less are considered cash equivalents.

    Services

    The Company's services are provided on a contract basis with its customers. The Company grants credit to its customers under the terms of the contract and does not typically require collateral. The Company provides an allowance for doubtful contracts receivable based on historical collection experience along with a review of existing receivable balances at the balance sheet date. As of February 29, 1996, management did not expect any losses on current contract receivables.

    Property and Equipment

    Property and equipment are carried at cost. Depreciation of property and equipment is provided using an accelerated method for financial reporting purposes at rates based on the following estimated useful lives:

                                                               YEARS
                                                               -----

            Computer equipment                              3  -  5
            Furniture and fixtures                          7  -  10
            Automotive equipment                            3  -  5
            Buildings                                      20  -  30

     Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

     Income Taxes

     The Company follows the liability method of accounting for income taxes. The liability method measures deferred taxes by applying enacted statutory rates in effect at the balance sheet date to the differences between the tax basis of assets and liabilities and their reported amounts in the financial statements.

                                 DATA AID, INC.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Interim Financial Information


     The balance sheet as of May 31, 1996 and the interim financial statements for the three months ended May 31, 1995 and 1996 are unaudited. In the opinion of management, these financial statements include all adjustments, consisting of normal recurring adjustments, necessary for fair presentation of the results of operations for the interim periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year.


     The interim financial statements should be read in conjunction with the financial statements for the year ended February 29, 1996 and notes thereto included in the Company's audited financial statements included herein.

NOTE 2 - FIXED ASSETS

     Cost of fixed assets and related accumulated depreciation at February 29, 1996 follow:

                                                                 ACCUMULATED
                                           COST                  DEPRECIATION
                                     -----------------           ------------
    Land                             $        10,000             $         --
    Building and Improvements                 87,935                   54,046
    Equipment and Machinery                  341,373                  212,093
    Furniture and Fixtures                   127,143                   38,960
    Transportation Equipment                 265,852                  124,097
    Equipment Under Capital Lease             60,984                   12,197
                                     ---------------             ------------
    Totals                           $       893,287             $    441,393
                                     ===============             ============

NOTE 3 - SHORT-TERM NOTES PAYABLE

     The Company is obligated on a $300,000 line-of-credit to Sterling Bank. The obligation is secured by all equipment, inventory and accounts receivable of the Company. The note provides for monthly payment of interest at prime plus 1%, which at February 29, 1996 was 9.25%. The note matures on February 7, 1997. At February 29, 1996, the Company had utilized the full amount of the line-of-credit.

     The Company is also obligated on a $1,000,050 single-pay note to Sterling Bank with interest at prime plus 1%. The obligation is secured by all accounts receivable of the Company and matures on May 29, 1996.

                                 DATA AID, INC.

NOTE 4 - RETIREMENT PLAN

     The Company is the sponsor of a 401(k) Profit Sharing Plan. All employees meeting the age and service requirements are eligible to participate in the plan. The Company will match employee contributions up to a maximum contribution rate of 7.5% annually. For the year ended February 29, 1996, the Company contributed $248,088 on behalf of its employees. At February 29, 1996, the Company owed $273,381 in 401(k) contributions, consisting of $248,088 for the Company's annual match and $25,293 representing February 1996 employee contributions.

NOTE 5 - COMMITMENTS

     The Company is the lessee of several operating leases for various types of equipment and office space. Rent expense for the year ended February 29, 1996 was $168,579.

     The related future minimum lease payments as of February 29, 1996 follow:

              1997                           $    99,349
              1998                                49,167
              Thereafter                              --
                                             -----------
                                             $   148,516
                                             ===========

NOTE 6 - CAPITALIZED LEASE OBLIGATIONS

     The Company leases computer equipment under various capital lease agreements expiring through 1999, which it entered into during the year ended February 29, 1996. Property and equipment include assets capitalized under capital leases of $60,984, less accumulated amortization of $12,197 at February 29, 1996.

     The minimum future lease payments and present value of the net minimum lease payments committed under the aforementioned agreements for succeeding years, as of February 29, 1996 follow:

              1997                           $    26,262
              1998                                25,702
              1999                                 7,516
              Thereafter                              --
                                             -----------
              Total Minimum Lease Payments        59,480
              Less: Imputed Interest              (5,738)
                                             -----------
              Present Value of Minimum
                 Lease Payments              $    53,742
                                             ===========

                                 DATA AID, INC.

NOTE 7 - PROVISION FOR INCOME TAXES

     The Company's provision for income taxes for the year ended February 29, 1996 was comprised of the following:

              Current provision                               $   719,309
              Deferred tax benefit                               (393,282)
                                                              -----------
                                                              $   326,027
                                                              ===========

     The difference between income taxes computed at the federal statutory income tax rate and the provision for income taxes for the year ended February 29, 1996 follows:

              Income taxes computed at federal
                 statutory income tax rate                     $  281,737
              State income taxes, net of federal benefit           44,290
                                                               ----------
                                                               $  326,027
                                                               ==========

     Deferred tax liabilities as of February 29, 1996 were comprised primarily of temporary differences related to the different methods used to calculate depreciation expense of property and equipment for financial reporting and income tax purposes.

Note 8 - RELATED PARTY TRANSACTIONS

     As of February 19, 1996, the Company was indebted to its stockholders in the amount of $239,980. These notes are payable on demand and bear interest at prime plus 1% per annum adjusted quarterly. Interest is paid quarterly.
During the year ended February 29, 1996, the stockholders loaned a total of $120,000 to the Company. Interest in the amount of $23,714 was accrued and added to the stockholders' loan balances as of February 29, 1996.

     The Company paid expenses of $12,864 on behalf of ABL Associates ("ABL"), a related Partnership, during the year ended February 29, 1996. ABL repaid $4,639 plus interest of $345. At February 29, 1996, ABL was indebted to the Company in the amount of $17,214.

     The Company pays rent to one of its stockholders for an apartment in Birmingham, Alabama. The lease is on a monthly basis and the Company paid $5,900 under this arrangement for the year ended February 29, 1996.

     In an effort to provide employment alternatives for non-corporate subcontractors, the stockholders of Data Aid, Inc. formed Data Aid Services, Inc. ("DASI"), which is 50%-owned by the Company's stockholders. During the year ended February 29, 1996, the Company paid DASI $452,518 for sub-contract services. The stockholders of the Company do not receive compensation from DASI.

                                 DATA AID, INC.

NOTE 9 - CONCENTRATIONS OF CREDIT RISK - CASH

     The Company maintains its cash balances in principally one financial institution in Montgomery, Alabama. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000. At February 29, 1996, the Company's uninsured cash balances totaled $98,937.

NOTE 10 - CONCENTRATIONS OF CREDIT RISK - MAJOR CUSTOMER

     The Company generated approximately 82% of its revenues for the year ended February 29, 1996 from one customer. Concentration of credit risk exists with respect to the amount of trade receivables from the Company's major customer.

NOTE 11 - FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following estimated fair values of financial instruments have been determined by the Company using available market information and appropriate valuation methodologies.

     The carrying amounts of cash, accounts receivable and accounts payable approximate fair values due to the short-term maturities of these instruments.

     The carrying value of the Company's note payable, related party notes and credit agreement approximate fair value because the rates on such agreements are variable, based on current market.

                        CORESTAFF, INC. AND SUBSIDIARIES

                        PRO FORMA CONDENSED CONSOLIDATED
                      STATEMENT OF OPERATIONS (UNAUDITED)
                          Year Ended December 31, 1995
                    (in thousands, except per share amounts)




                                                               Historical
                             -----------------------------------------------------------------------------------

                                        Tri-Starr                          Regal
                                        Services,  Cutler-     Datronics    Data                Data
                             COREStaff, Inc. and   Williams    Management, Systems, Leafstone,  Aid,
                                Inc.    Affiliate Incorporated   Inc.       Inc.       Inc.     Inc.     Other    Adjustments
                             ---------  --------- ------------ ----------- -------- ---------- --------  -------  -----------
Revenues from Services  . .  $ 344,548  $ 6,726    $ 28,765    $ 20,072    $27,809  $ 34,883   $  20,410 $22,942  $ (619) (a)
Cost of Services  . . . . .    262,092    5,404      19,280      12,210     21,641    28,125      14,961  18,365      (4) (a)
                                                                                                                     420  (b)
                             ---------  -------    --------    --------    -------  --------   --------- -------  ------
Gross Profit  . . . . . . .     82,456    1,322       9,485       7,862      6,168     6,758       5,449   4,577  (1,035)
Operating Costs and Expenses:
    Selling, general and
      administrative  . . .     60,434      832       6,384       6,693      5,020     6,713       4,480   3,360  (1,519) (a)
                                                                                                                  (5,759) (c)
                                                                                                                     230  (d)
                                                                                                                    (420) (b)
                                                                                                                    (223) (e)
Depreciation and amortization    4,215       12         372          50         38       130         115     108     (36) (a)
                                                                                                                     (24) (e)
                                                                                                                   1,604  (f)
                                                                                                                     218  (g)
                             ---------  -------    --------    --------    -------  --------   --------- -------  ------
                                64,649      844       6,756       6,743      5,058     6,843       4,595   3,468  (5,929)
                             ---------  -------    --------    --------    -------  --------   --------- -------  ------
Operating Income (Loss) . .     17,807      478       2,729       1,119      1,110       (85)        854   1,109   4,894
Other Income (Expense):
    Interest expense  . . .     (6,978)     (23)        (28)        (28)       (89)     (156)        (53)    (58) (8,626) (h)
    Other, net  . . . . . .        118      (11)         10         208         12        --          28    (234)   (232) (i)
                             ---------  -------    --------    --------    -------  --------   --------- -------  ------
                                (6,860)     (34)        (18)        180        (77)     (156)        (25)   (292) (8,858)
                             ---------  -------    --------    --------    -------  --------   --------- -------  ------
Income (Loss) Before Income
    Taxes . . . . . . . . .     10,947      444       2,711       1,299      1,033      (241)        829     817  (3,964)
Provision (Benefit) for
    Income Taxes  . . . . .      4,590       --       1,077          86         98       (66)        326      --    (297) (j)
                             ---------  -------    --------    --------    -------  --------   --------- -------  -------
Net Income (Loss) . . . . .  $   6,357  $   444    $  1,634    $  1,213    $   935  $   (175)  $     503 $   817  $(3,667)
                             =========  =======    ========    ========    =======  ========   ========= =======  =======
Earnings per Common Share .  $    0.43
                             =========
Number of Shares Used to
   Compute Earnings per Share   13,143
                             =========

                               Pro
                              Forma
                             -------
Revenues from Services  . .  $505,536
Cost of Services  . . . . .   382,494

                             --------
Gross Profit  . . . . . . .   123,042
Operating Costs and Expenses:
    Selling, general and
      administrative  . . .    86,225




Depreciation and amortization   6,802



                             --------
                               93,027
                             --------
Operating Income (Loss) . .    30,015
                             --------
Other Income (Expense):
    Interest expense  . . .   (16,039)
    Other, net  . . . . . .      (101)
                             --------
                              (16,140)
                             --------
Income (Loss) Before Income
    Taxes . . . . . . . . .    13,875
Provision (Benefit) for
    Income Taxes  . . . . .     5,814
                             --------
Net Income (Loss) . . . . .  $  8,061
                             ========
Earnings per Common Share .  $   0.56
                             ========
Number of Shares Used to
   Compute Earnings per Share  13,143
                             ========


See notes to unaudited pro forma condensed consolidated financial statements.

                        CORESTAFF, INC. AND SUBSIDIARIES

                        PRO FORMA CONDENSED CONSOLIDATED
                      STATEMENT OF OPERATIONS (UNAUDITED)
                         Six Months Ended June 30, 1996
                    (in thousands, except per share amounts)




                                                        Historical
                              --------------------------------------------------------------
                                                        Regal
                                          Datronics     Data                  Data
                              COREStaff,  Management,  Systems,  Leafstone,   Aid                                Pro
                                 Inc.        Inc.        Inc.       Inc.      Inc.      Other    Adjustments    Forma
                              ---------   ----------   -------   ---------  --------  --------   -----------   --------
Revenues from Services  . .   $237,545     $ 1,682     $7,594     13,520     $10,557   $ 1,815   $  (210)(a)   $272,503
Cost of Services  . . . . .    179,225         947      5,968     10,934       7,918     1,437                  206,429
                              --------     -------     ------     ------     -------   -------   -------       --------
Gross Profit  . . . . . . .     58,320         735      1,626      2,586       2,639       378      (210)        66,074
Operating Costs and Expenses:
  Selling, general and
    administrative  . . . .     40,995         664      2,434      2,244       2,796       348      (406)(a)     46,659
                                                                                                    (130)(b)
                                                                                                  (2,258)(c)
                                                                                                     (28)(e)
  Depreciation and amortization  3,139           5          9         53          58        10       (14)(a)      3,675
                                                                                                      (4)(e)
                                                                                                     379 (f)
                                                                                                      40 (g)
                              --------     -------     ------     ------     -------   -------   -------       --------
                                44,134         669      2,443      2,297       2,854       358    (2,421)        50,334
                              --------     -------     ------     ------     -------   -------   -------       --------
Operating Income (Loss)         14,186          66       (817)       289        (215)       20     2,211         15,740
Other Income (Expense):
  Interest expense              (2,827)         --         (3)       (54)        (63)      (13)   (1,466)(h)     (4,426)
  Other, net                       203         946          6         --         119        --      (944)(i)        330
                              --------     -------     ------     ------     -------   -------   -------       --------
                                (2,624)        946          3        (54)         56       (13)   (2,410)        (4,096)
                              --------     -------     ------     ------     -------   -------   -------       --------
Income (Loss) before Income
  Taxes . . . . . . . . . .     11,562       1,012       (814)       235        (159)        7      (199)        11,644
Provision for Income Taxes       4,855          --         28        121                    --      (113)(j)      4,891
                              --------     -------     ------     ------     -------   -------   -------       --------
Net Income (Loss) . . . . .   $  6,707     $ 1,012     $ (842)    $  114     $  (159)  $     7   $   (86)      $  6,753
                              ========     =======     ======     ======     ========  =======   =======       ========
Earnings per Common Share .   $   0.36                                                                         $   0.36
                              ========                                                                         ========
Number of Shares Used to
  Compute Earnings per
  Common Share  . . . . . .     18,808                                                                           18,808
                              ========                                                                         ========






  See notes to unaudited pro forma condensed consolidated financial statements.

                        CORESTAFF, INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION


     The accompanying unaudited pro forma condensed consolidated financial statements (the "Pro Forma Financial Statements") are based on adjustments to the historical consolidated financial statements of COREStaff, Inc. (the "Company") to give effect to the acquisitions described in Note 3 (the "Acquired Companies"). The pro forma statements of operations assume all acquisitions described in Note 3 were consummated as of the beginning of the periods presented. The historical financial statements of Data Aid, Inc. for the fiscal year ended February 29, 1996 were used in preparing the pro forma statements of operations for the year ended December 31, 1995. The pro forma statements of operations are not necessarily indicative of results that would have occurred had the acquisitions been consummated as of the beginning of the periods presented or that might be attained in the future. Certain information normally included in the financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). The Pro Forma Financial Statements should be read in conjunction with the historical consolidated financial statements of the Company and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996, previously filed with the SEC.


(2) EARNINGS PER SHARE

    Earnings per share were computed by dividing net income applicable to common stock by the weighted average number of shares of common stock (after giving retroactive effect to the conversion of one-half of the preferred stock into common stock) and common stock equivalents outstanding during the period and the dilutive effect of common stock issued within one year prior to the Company's initial public offering in November 1995. Common stock equivalents consisted of the number of shares issuable on exercise of the outstanding stock options less the number of shares that could have been purchased with the proceeds from the exercise of the options based on the average price of the common stock during the period. The dilutive effect of common stock issued within one year prior to the initial public offering for the periods prior to issuance was determined in the same manner except that the initial public offering price of $11.33 per share, which has been adjusted for the three-for-two stock split in May 1996, was used for the repurchase price.

(3) ACQUISITIONS

    On January 9, 1995, the Company acquired Regency Staffing, Inc., a Florida-based support services company. The purchase price totaled $4.9 million, consisting of cash of $4.7 million paid to sellers and direct acquisition costs of $0.2 million. The sellers may also receive contingent payments of up to $1.8 million based on the increase in earnings before interest and taxes ("EBIT"), as defined in the purchase agreement.

    On April 9, 1995, the Company acquired Tri-Starr Services, Inc. and an affiliate, both of which are Texas-based support services companies. The purchase price totaled $12.0 million, consisting of cash of $6.0 million paid to sellers at closing and the remainder paid in February 1996.

                        CORESTAFF, INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                       FINANCIAL STATEMENTS - (CONTINUED)

    On June 30, 1995, the Company acquired Cutler-Williams Incorporated, a Texas-based information technology services company. The purchase price totaled $28.3 million, consisting of (i) cash of $25.6 million paid to sellers,
(ii) interest-bearing notes of $2.0 million, which were paid in June 1996, and
(iii) direct acquisition costs of $0.7 million.

    During 1995, the Company also acquired two small support services companies (Friends & Company of Phoenix and CTS Personnel Services) and one small physical therapy company (Occupational Therapy Contract Services, Inc.). The purchase price for these companies totaled $0.6 million.

    On January 4, 1996, the Company acquired substantially all of the assets of Taylor Temporary Services, Inc., a North Carolina-based support services company, for $3.5 million in cash. The seller is also entitled to contingent consideration of up to $0.6 million based on the increase in EBIT, as defined in the purchase agreement.

    On January 31, 1996, the Company acquired Datronics Management, Inc., a New York-based information technology services company, and its United Kingdom affiliate, Datronics U.K. Limited, for approximately $17.5 million in cash.

    On February 12, 1996, the Company acquired the assets of Richard Keith Enterprises, Inc. and Provincial Staffing Services, Inc., Colorado-based support services companies, for $5.9 million in cash. The sellers are also entitled to contingent consideration of up to $3.2 million based on the increase in EBIT, as defined in the purchase agreement.

    On April 2, 1996, the Company acquired Regal Data Systems, Inc., a New Jersey-based information technology services company, for $21.8 million in cash. The sellers are also entitled to contingent consideration of up to $1.0 million based on the increase in EBIT, as defined in the purchase agreement.

    On April 23, 1996, the Company acquired Leafstone, Inc., a New York-based support services company, for $11.8 million in cash. The sellers are also entitled to contingent consideration of up to $4.0 million based on the increase in EBIT, as defined in the purchase agreement.

    On June 12, 1996, the Company acquired Data Aid, Inc., an Alabama-based information technology services company, for $18.9 million in cash. The sellers are also entitled to contingent consideration of up to $7.3 million based on the increase in EBIT, as defined in the purchase agreement.

    All of the acquisitions of businesses by the Company have been accounted for as purchases and, accordingly, the results of operations of the acquired companies have been included in the consolidated results of operations of the Company from the date of acquisition. Payments of any contingent consideration on any of the acquisitions, as described above, will increase the amount of goodwill related to such acquisition.

                        CORESTAFF, INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                       FINANCIAL STATEMENTS - (CONTINUED)

(4) ADJUSTMENTS TO HISTORICAL FINANCIAL STATEMENTS

    The following pro forma adjustments have been made to the historical statements of operations of the Company as if all the acquisitions described in
Note 3 were consummated as of the beginning of the periods presented:

         (a) To eliminate revenues and expenses related to a division not acquired by the Company.

         (b) To reclassify certain expenses to conform with the presentation used by the Company.

         (c) To reduce expenses for the difference between compensation of certain sellers prior to consummation of the acquisitions and their compensation following the acquisitions as stipulated in the respective employment agreements with the Company.

         (d) To eliminate the adjustment made by an acquired company to write-off its estimated excess self-insurance reserve. Most of the excess reserve related to prior years.

         (e) To reduce expenses for certain other non-recurring expenses.

         (f) To reflect amortization of goodwill related to the purchase of the Acquired Companies, which is being amortized on a straight-line basis over 40 years.

         (g) To reflect amortization of other intangible assets (principally non-compete agreements) related to the purchase of the Acquired Companies. The cost of the non-compete agreements is amortized over the term of the agreements.

         (h) To reflect the amortization of the costs related to the borrowings and the interest expense on the borrowings to fund the purchase of the Acquired Companies.

         (i) To eliminate income on investments that were liquidated immediately following the acquisition of an acquired company.

         (j) To reflect (1) the change in income taxes related to pro forma adjustments and (2) income taxes on the Acquired Companies that were S corporations as if they were C corporations for federal income tax purposes.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   CORESTAFF, INC.
                                   (Registrant)



Dated: August 23, 1996             By: /s/ EDWARD L. PIERCE
                                      ----------------------------------------
                                       Edward L. Pierce
                                       Chief Financial Officer, Vice President
                                       and Assistant Secretary

                               INDEX TO EXHIBITS
                               -----------------

Exhibit No.      Description
- -----------      -----------
    10.1*        Stock Purchase Agreement dated June 12, 1996, among COREStaff, Data
                 Aid, Inc., Richard L. Reid, Jerry L. Chafin and Jimmy H. Wyrosdick

    23.1         Consent of Arthur Leadingham & Company





_________________________
* Previously filed